Exhibit (99.1)



February 27, 2007


Mr. Antonio M. Perez
Chairman and Chief Executive Officer
Eastman Kodak Company
343 State Street
Rochester, NY 14650

Re:  First Amendment to March 3, 2003 Letter Agreement

Dear Antonio:

By way of a letter agreement dated March 3, 2003 (the "Agreement"), Eastman Kodak Company ("Kodak") and you agreed to certain terms regarding your employment. Certain terms of the Agreement were changed by my letter to you dated May 10, 2005 on behalf of the Executive Compensation and Development Committee of the Kodak Board of Directors in connection with your election by the Board as Chief Executive Officer, effective June 1, 2005. The purpose of this letter is to amend the Agreement as set forth herein, for such consideration as the parties acknowledge is mutually sufficient. Any defined term used in this letter agreement, unless otherwise defined herein, will have the same meaning as that ascribed to it under the Agreement. This letter supersedes the Agreement to the extent inconsistent therewith.

1.   Supplemental Enhanced Pension Benefit

     A. Section13A of the Agreement is hereby amended to change the reference therein from "9 years" to "seven years, seven months and six days". Section 13B of the Agreement is hereby amended to change the reference therein from "9 year period" to "seven year, seven month and six day period", and to change the two references therein from "ninth anniversary" to "seven year, seven month and six day anniversary".

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     B.   Section13E of the Agreement is hereby amended in its entirety to read as follows:

     E. Payment. The amount of the supplemental enhanced retirement benefit, if any, payable to you under this Section 13 will:
          (i) if your employment terminates prior to June 1, 2007, be paid in the form of a monthly annuity commencing the first month following the month containing the six-month anniversary of your termination of employment from Kodak and continuing for any remaining months in 2007, with the balance to be paid in a lump sum as soon as practicable on or after January 1, 2008; (ii) if your employment terminates on or after June 1, 2007, be paid in a single lump sum as soon as practicable following the six-month anniversary of your termination of employment from Kodak; (iii) be paid out of Kodak's general assets, not under KRIP; (iv) not be funded in any manner; (v) be included in your gross income as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws; and (vi) not be grossed up or be given any other special tax treatment by Kodak. For purposes of calculating the lump sum amount under (i) and (ii), you will be considered a pre-1996 lump-sum eligible hire who has attained age 65, all benefits under this agreement will be treated as post-1995 accrued benefits, and the actuarial assumptions used will be those in effect under KRIP with respect to your Annuity Start Date (as defined under KRIP).

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2.   Miscellaneous

Section 29 of the Agreement is hereby amended to add the following paragraphs to the end of such Section:

"The arrangements described in this letter agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service; provided, however, that Kodak may unilaterally amend this agreement for purposes of compliance if, in it's sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to your rights under the agreement. The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of
Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances Kodak will administer the letter in a manner which adheres as closely as possible to the existing terms and intent of the letter while complying with Section 409A. This paragraph does not restrict Kodak's rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

To the extent that the terms of this Agreement relate to a compensation or benefit plan, such terms are subject to the provisions of the applicable governing documents (such as plan documents, administrative guides and award notices), which are subject to change.

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Except as otherwise provided herein, the benefits described in this
Agreement will be administered by the Kodak employee with the title Director of Human Resources for Kodak ("Administrator"), in accordance with the terms of this Agreement. The Administrator will have total and exclusive responsibility to control, operate, manage and administer the Agreement in accordance with its terms and all the authority that may be necessary or helpful to enable him or her to discharge his or her responsibilities with respect to such benefits. Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to: interpret the this Agreement, decide all questions concerning eligibility for and the amount of benefits payable under this Agreement (including, without limitation, whether Kodak has offered you a reasonably comparable position for purposes of this Agreement), construe any ambiguous provision of the this Agreement, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of this Agreement. The Administrator will have full discretionary authority in all matters related to the discharge of his or her responsibilities and the exercise of his or her authority under this Agreement, including, without limitation, his or her construction of the terms of this Agreement and his or her determination of eligibility for benefits under this Agreement. It is the intent of this Agreement, as well as both parties hereto, that the decisions of the Administrator and his or her actions with respect to this Agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this Agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious."

3.   Remaining Terms of the Agreement

All of the remaining terms of the Agreement, to the extent that they are not inconsistent with this letter agreement, will remain in full force and effect, without amendment or modification.

Your signature below means that:

     1. You have had ample opportunity to discuss the terms and conditions of this letter agreement with an attorney and/or financial advisor of your choice and as a result fully understand its terms and conditions; and

     2. You accept the terms and conditions set forth in this letter agreement; and

     3. This letter agreement supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have had with the Company concerning the matters discussed herein.

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If  you  find  the foregoing acceptable, please sign your  name  on  the signature line provided below. Once the letter agreement is executed, please return it directly to my attention.

                              Very truly yours,

                              /s/ Timothy M. Donahue

                              Timothy M. Donahue
TMD:gjg

I accept the terms and conditions of this letter agreement.

Signed:  /s/ Antonio M. Perez

          Antonio M. Perez

Dated:   March 1, 2007